AURELIO CONCLUDES FINAL AGREEMENT WITH NEWMONT MINING

LITTLETON, CO., April 25, 2007Press Release #07-06

Aurelio Resource Corporation (AULO: OTCBB) is pleased to announce completion of the option agreement with Newmont Mining Company. The acquisition was concluded through its wholly owned Arizona subsidiary, Bolsa Resources Inc., and further expands Aurelio’s property ownership at its Hill Copper Project in Arizona.

The final agreement with Newmont Mining Corporation pertains to an option to purchase two patented mining claims, known as the Banner and the Australia claims. These claims are adjacent to Aurelio’s MAN claims. Newmont has agreed to a purchase price of $100,000 U.S. paid in stages over a one year period and Aurelio agreed to give a 1% Net Smelter Returns Royalty on the patented claims as well as any properties Aurelio currently owns or acquires within a designated Area of Interest. We may commence drilling only after full payment of the purchase price in one year. In addition, Newmont has retained a right of first refusal to earn back into the property if Aurelio decides to joint venture or sell the property.

Newmont also made available an extensive exploration file of the Turquoise Mountain Mining District, Cochise County, Arizona, where the Hill Copper project is located including the logs and assay results of 274 holes, drilled by ten different companies between the 1950’s to the late 1980’s. These companies include Santa Fe Mining, Asarco Mining, Kennecott Copper, Union Oil, and Great Gray Resources. This database provides confirmation of Aurelio’s, in-house estimated, open-pittable mineral resources of 53.2 million tons @ 0.65% Cu (equivalent). Drilling is still required to confirm this resource. In addition, the company has identified at least eight copper and zinc-rich exploration targets within the company’s Hill Copper Project. These contain the potential to notably increase its resources.

Aurelio is committed to continue developing its primary asset, the Hill Copper Project, which management believes has significant upscale potential for both copper and zinc. It is further anticipated that the Project will become an important producer of copper and zinc for the State of Arizona.

The Company’s common shares are traded on the OTC-BB exchange under the symbol “AULO”.

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Aurelio Resource Corporation

Contact:	Dr. Fred W. Warnaars	Diane Dudley
	President & CEO	Investor Relations
Phone: 303.795.3030
800.803.1371
303.945.7273 (direct)

For additional information, please visit our website (www.AurelioResources.com) and/or send an email to DianeD@AurelioResources,com

Legal Notice Regarding Forward Looking Statements

Statements in this news release that are not historical are forward-looking statements. Forward-looking statements in this news release include: that we will pay for the claims we acquired from Newmont and that we are committed to continue developing the Hill Copper Project, which management believes has significant upscale potential for both copper and zinc and will become an important producer of copper and zinc for the State of Arizona.

It is important to note that the Company's actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include misinterpretation of data; that we may not be able to keep our qualified personnel; that our estimates of copper resource are inaccurate; that we may not be able to get equipment or labor as we need it; that we may not be able to raise sufficient funds to complete our intended exploration or option payments; that our applications to drill may be denied; that weather, logistical problems or hazards may prevent us from exploration; that analysis of data cannot be done accurately and at depth; that results which we have found in any particular location are not necessarily indicative of larger areas of our property; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company's most recent 10-KSB filed with the Securities and Exchange Commission.

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